Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PHX Minerals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01666 per share	457(c) and 457(h)	2,400,000	$3.16	$7,584,000	0.0001102	$835.76
	Total Offering Amounts:					$7,584,000		$835.76
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							$835.76

(1) Covers 2,400,000 additional shares of the Registrant’s common stock, par value $0.01666 per share (“Common Stock”), issuable under the PHX Minerals Inc. Amended and Restated 2021 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high ($3.24) and low ($3.08) prices reported for the registrant’s Common Stock quoted on the New York Stock Exchange on August 3, 2023.